Exhibit 99.1

 Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell	Susie Schoenberger
	Chief Financial Officer	Coty Inc. (Fleishman-Hillard)
	609-683-5900	202-828-8874
Susie.schoenberger@fleishman.com

Church & Dwight to Acquire Orajel and Other OTC Brands for $380 Million

PRINCETON, NJ, April 1, 2008 – Church & Dwight Co., Inc. (NYSE:CHD), makers of Arm & Hammer® products, today announced that it has signed a definitive agreement to acquire the Del Pharmaceuticals, Inc. business for $380 million in cash from Coty Inc., a leader in global beauty and the world’s largest fragrance company.  The transaction, which is subject to regulatory approval and other customary conditions, is expected to close in July 2008.

Del Pharmaceuticals’ net sales in the fiscal year ended December 31, 2007 were approximately $100 million.  Over three quarters of those sales were from the Orajel® brand, the premium-priced #1 brand in the fast-growing oral analgesic category, with remaining sales from a variety of other OTC brands.

Church & Dwight's 2007 net sales of $2.2 billion include a premium oral care business led by the Arm & Hammer toothpaste and SpinBrush brands.  Adding the Orajel brand will immediately increase the gross margin for the Company and will complement the strategy of building scale in core categories.  The brand will be integrated into the Company’s existing oral care business.

"Orajel is a great addition to our existing portfolio and provides access to a fast-growing segment of the attractive premium oral care category," said James R. Craigie, Chairman and Chief Executive Officer.  "Orajel also brings to our company a powerful franchise that has developed great consumer loyalty.  This transaction is consistent with our growth strategy of strengthening our businesses by adding #1 or #2 brands in areas of high growth potential with gross margins that are accretive to the overall Company," Craigie added.

“It was important for Coty to identify the most suitable purchaser who will provide the best opportunity to grow this portfolio,” said Bernd Beetz, CEO of Coty Inc.  “While these pharmaceutical brands are highly respected, we remain focused on building and strengthening our core beauty business comprised of fragrance, color cosmetics, skin care and toiletries.”

The Orajel brand has been in the market for over 40 years and has strong brand equity in a growing area of premium oral care.  The brand is well known for aiding consumers with toothaches and baby teething as well as a growing toddler’s toothpaste business, the Company said.

The Del Pharmaceuticals business includes 2007 EBITDA of approximately $28 million.  Church & Dwight expects to combine operations which will result in additional cost synergies of over $10 million a year by the end of 2009.  The Orajel products are expected to be integrated into existing Church & Dwight manufacturing facilities by the end of 2009.

The transaction is structured as an asset purchase resulting in a cash tax benefit from intangibles amortization with a net present value of $90 million.

The Company will finance the acquisition with an addition to its bank credit facility combined with available cash and existing lines of credit.

The acquisition is expected to have a neutral impact on 2008 earnings per share due primarily to one-time integration costs and the step-up of inventory.  "We expect it to be accretive in 2009 and contribute meaningfully to earnings and free cash flow.  We also remain comfortable with our previously announced objective of achieving $2.77 in earnings per share for 2008, including any impact from the acquisition," Mr. Craigie concluded.

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The Company will hold a conference call primarily for the investment community, today, Tuesday, April 1, at 10:00 a.m. Eastern Time, to discuss the Del Pharmaceuticals transaction. To listen in, dial 866-831-6267, or 617-213-8857, access code 52042689.  Also, you can listen via webcast by visiting the Investor Relations section of the Company's website at www.churchdwight.com.  A replay will be available two hours after the call. The replay number is 888-286-8010, or 617-801-6888, access code 71847679.  In addition, the replay can be heard on the Company's website.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

Coty Inc. is the world’s largest fragrance company and a recognized leader in global beauty with annual net sales of $3.5 billion1 to consumers in 91 markets worldwide.

1 Includes Del Laboratories, Inc., which Coty acquired on December 31, 2007.

This release contains forward-looking statements relating, among others, to the timing of completion of the proposed acquisition of the Del Pharmaceuticals business, sales growth, the effect of the proposed acquisition on earnings per share, gross margin impact, free cash flow, anticipated synergies, timing and completion of integration of the acquired brands into the Company and anticipated cash benefits from tax depreciation. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to differ materially from such forward-looking statements, including but not limited to the risks associated with the successful consummation of the acquisition contemplated hereby. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and marketing spending. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings and environmental remediation. For a description of additional cautionary statements, see Church & Dwight's quarterly and annual reports filed with the SEC.

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